UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 31, 2009

ICU MEDICAL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-19974	33-0022692
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

951 Calle Amanecer, San Clemente, California		92673
(Address of principal executive offices)		(Zip Code)

(949) 366-2183

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                Completion of Acquisition or Disposition of Assets.

On August 31, 2009, ICU Medical Inc. (the “ICU Medical”) completed the previously announced purchase of the commercial rights and physical assets of the critical care product line of Hospira, Inc. (“Hospira”), pursuant to that certain Asset Purchase Agreement (the “Agreement”) dated as of July 8, 2009, between ICU Medical and Hospira.  The material terms of the transaction, as set forth in the Agreement, were previously disclosed in ICU Medical’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 9, 2009, which is incorporated herein by reference.  Hospira is ICU Medical’s largest customer.

Pursuant to the terms of the Agreement, the total purchase price for the purchased assets is approximately $35 million.  The purchase price was established by Hospira’s determination of the net book value of the assets on the closing date, subject to certain adjustments and ICU Medical’s acceptance of the determination.

On August 31, 2009, ICU Medical issued a press release announcing the completion of the asset purchase.  A copy of the press release is furnished as Exhibit 99.1.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the terms of the Agreement filed as Exhibit 2.1 and incorporated herein by reference.

Item 9.01                                                 Financial Statements and Exhibits.

(d)                                 Exhibits

† 2.1	Asset Purchase Agreement made and entered into as July 8, 2009 by and between ICU Medical, Inc. and Hospira, Inc.

99.1	Press release, dated August 31, 2009.

†                                          Certain confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment. Omitted portions have been filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 4, 2009

ICU MEDICAL, INC.

/s/Scott E. Lamb
Scott E. Lamb
Secretary, Treasurer and
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Document
† 2.1	Asset Purchase Agreement made and entered into as July 8, 2009 by and between ICU Medical, Inc. and Hospira, Inc.

99.1	Press release, dated August 31, 2009.

†                                          Certain confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment. Omitted portions have been filed separately with the Securities and Exchange Commission.